Exhibit 99.1    Shareholders' Letter dated January 26, 2005.

January 26, 2005

Dear Shareholders:

     Our primary goal this past year was to put the Dragon Mine into production. If it weren't for the dedication of very loyal Atlas employees and shareholders, with the same desire to make this a reality, we would not have gotten as far as we have. We started in May with a barren piece of ground, and now have a complete mining infrastructure with electricity, compressed air, water and septic system, and plant facility. We were able to get some product from the surface exposures and have run some of it through our processing plant. Our miners have completed an underground drive to a sizeable halloysite bed (approximately 40,000 tons) 100 feet under the surface. The bed was developed for production, and we are now to the point where underground production has begun.

     This past fall we found ourselves in a cash crunch due to the activities at the Dragon Mine. In December we sold some restricted stock to shareholders who appreciate the long-term potential of our company. Their investment helped us finish the year with some working capital, and gives us the ability to continue our move forward. We have paid for everything along the way, and hope to continue in this manner as the production cycle gears up. Even with the unforeseen problems encountered, and the inherent uncertainties of a project of this magnitude, our miners have done an excellent job getting us to where we are today. We now have purchase orders for product and have started to receive some payments. We feel our efforts will pay off in the near future.

     Our continued efforts to promote the Dragon halloysite clays in the micro- and nano-tubular area have been received well. We have been told by at least one major manufacturer that our product is the product of choice for their insecticide and mite-icide products. Our product is also being tested as a fertilizer component due to its time-release aspects. We have also learned that a major paint manufacturer is in the process of applying for the license rights to use the tubular halloysite in an anti-mold paint. These products, once commercialized, are expected to bring very significant sales to our company.

     Some vitamin manufacturers seeking to use tubular halloysite as an ingestible product have also approached us. Our product is non-toxic and will not hinder the effects of other agents when combined with them. The ability to encapsulate various products from perfumes to health supplements to household products into our Dragon halloysite has sparked a lot of interest from numerous end use manufacturers.

     Many people have inquired as to our participation and expertise in the various nano technology fields. Understand that we are a mining and resource company. We mine and process products suitable for various nano uses, and remain a potential supplier of both raw and refined nano materials. We'll leave the experimenting to the nanotechnology experts, but will continue seeking every viable distribution channel for our clay. We did form a subsidiary company by the name of Nano Clay and Technology, Inc., to become the company's sales and marketing division focusing on
these markets.   And we are currently dealing with two "nano" companies
that are very interested in promoting our product into these markets.


     In addition to the exciting world of nano, our traditional markets uses remain strong. We regularly hear from china manufacturers, porcelain and ceramics makers, glaze and finish manufacturers, and a host of other traditional users all seeking our product. Our relationship with Lintech International remains strong, and we look to them to lead the marketing and sales effort into these and other traditional channels.

     Our contracting entity, Atlas Fausett Contracting, has helped us keep the cash flow going and helped with the progress we have made at the Dragon Mine. Although we have pulled some of our top people off the contracting projects to help us get the Dragon Mine into production, our miners on the contracting side have made up for it. Our year-end revenues will be over $750,000 compared to $304, 851 for 2003. We recently took on an underground rehab project at the Sunshine Mine, once the richest silver producing property in the U.S. With a brighter looking future in the mining industry, we feel the contracting opportunities will continue to be available to us.

     As we move into 2005 we still have some unfinished goals. We made an offer to the bankrupt American National Mortgage Partners group to settle out the outstanding debt with them. We're optimistic this will be resolved soon. With the Dragon Mine moving into full production we started looking for the next project. We have been in conversations with a number of companies and individuals with some great properties. Some are in the industrial minerals arena, some in the precious and base metals sector.
Our intent is to build Atlas Mining Company into a viable mining and resource company that you will be proud of.

     Our stock showed improvement in 2004, and we closed the year with a new high. As we attract more and more investors across a broader range of sectors, we feel the chances of a steadily increasing stock price in the market will continue. We also know that as the Dragon Mine starts bringing us a positive cash flow we will be able to realize some of the true value of our company. We spent some time in 2004 with the retail brokerage community explaining our program and showing the potential of the Dragon halloysite. Besides attending at least two broker conferences, we spoke to numerous investors and brokers about our company and its future through direct contact and interviews. Of course, as a shareholder, I'm certain you already understand our potential.

All of us at Atlas Mining Company thank you for your support. It is the shareholder who helps make the company, and we will continue to work on your behalf.



Sincerely,


William T. Jacobson
President